SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Kendle International Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

48880L 10 7

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]      Rule 13d-1(b)

[   ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

 CUSIP NO. 48880L 10 7             13G                         Page 2 of 4 Pages

--------- ----------------------------------------------------------------------
 1s       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kendle Stock Trust

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [X]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

--------- ----------------------------------------------------------------------
                              5      SOLE VOTING POWER

         NUMBER OF                     612,500
          SHARES
       BENEFICIALLY          ------- -------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
           EACH
         REPORTING
        PERSON WITH                    0
                             ------- -------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                       612,500
                             ------- -------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                       0
--------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             612,500
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.0%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

               OO

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 3 of 4 Pages

ITEM	1(a)	Name of Issuer: Kendle International Inc.

1(b)	Address of Issuer's Principal Executive Office: 1200 Carew Tower 441 Vine Street Cincinnati, Ohio 45202

2(a)	Name of Persons Filing: Kendle Stock Trust

2(b)	Address of Principal Business Office: 1200 Carew Tower 441 Vine Street Cincinnati, Ohio 45202

2(c)	Citizenship: U.S.A.

2(d)	Title of Class of Securities: Common Stock, No Par Value

2(e)	CUSIP No.: 48880L 10 7

3.	If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b), check whether the Person Filing is a: N/A

4.	Ownership: (a) See Item 9 of cover page. (b) See Item 11 of cover page. (c) See Items 5-8 of cover page.

Voting and dispositive powers are held by a trust committee composed of William J. Keating, Jr., Kendle Bryan and Mark Brettschneider.

5.	Ownership of 5% or less of class: [X]

6.	Ownership of more than 5% on behalf of another person : N/A

7.	Identification and classification of the subsidiary which acquired the security being reported by the parent holding company: N/A

8.	Identification and classification of members of the group: N/A

Page 4 of 4 Pages

9.	Notice of dissolution of group: N/A

10.	Certification: N/A

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 6, 2002	William J. Keating, Jr. William J. Keating, Jr./Trustee and Member of the Trustee Committee